Exhibit 5.1

Morgan, Lewis & Bockius LLP
600 Anton Blvd., 18th Floor
Costa Mesa, CA 92626

February 2, 2015

AutoGenomics, Inc.
2980 Scott Street
Vista, California 92081

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to AutoGenomics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (Registration No. 333-199197) initially filed with the Securities and Exchange Commission on October 7, 2014, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of the offer and sale of up to 3,750,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and up to 562,500 additional shares of Common Stock that may be offered and sold by the Company to cover over-allotments pursuant to the Registration Statement (together, the “Shares”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. As such counsel, we have also examined originals or copies of the Registration Statement and the exhibits thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company and the underwriters named therein (the “Underwriting Agreement”), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and the pricing committee thereof.

We have also assumed that, at or prior to the time of the issuance and delivery of any Shares, the Registration Statement will have been declared effective under the Act, that the Shares will have been registered under the Act pursuant to the Registration Statement and that such Registration Statement will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of the Shares.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware.

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Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued and sold by the Company under the Underwriting Agreement have been duly authorized and, when delivered and paid for by the Underwriters (as such term is defined in the Underwriting Agreement) in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

Very truly yours

/s/ Morgan, Lewis & Bockius LLP

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